Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS FOURTH QUARTER 2007 FINANCIAL RESULTS

ATLANTA, March 5, 2008 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and twelve-month periods ended December 31, 2007.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006		2007	2006
Net revenues	$114,332	$113,048	1.1%	$444,852	$440,468	1.0%
Station operating income (1)	46,427	47,577	(2.4%)	178,922	185,739	(3.7%)
Station operating income margin (2)	40.6%	42.1%	—	40.2%	42.2%	—
Operating (loss) income	$(77,806)	$(135,992)	*	$25,587	$(25,529)	*
Net (loss) income	(52,116)	(88,049)	*	1,867	(24,447)	*
Net (loss) income per common share-diluted	$(0.57)	$(0.93)	*	$0.02	$(0.25)	*
Free cash flow (3)	27,661	25,371	9.0%	103,658	104,994	(1.3%)

*	Results are not statistically meaningful.

(1)

Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.

(2)	Station operating income margin is station operating income as a percentage of net revenues.

(3)

Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and CEO, commented, “2007 marked another year of solid operating performance from our stations. Our growth in net revenues of 1% once again outpaced the markets in which we operate and the industry as a whole. I’m especially pleased with our stations in Atlanta, Birmingham and Greenville which led our company this year in revenue growth, generating substantial increases over 2006 and dramatically outperforming their respective markets in revenue growth.” Neil continued, “While the outlook for the overall economy remains uncertain, our focus remains balanced between operating our business as efficiently as possible and making the investments necessary to sustain and improve our powerful local brands.”

Operating Results – Fourth Quarter 2007

Net revenues for the fourth quarter of 2007 were $114.3 million, up 1.1% from the fourth quarter of 2006. Local revenues increased 2.9% over 2006 due to solid revenue growth at our stations in Atlanta, Houston, Birmingham and Greenville. Local revenues in Atlanta, our largest market, were up 14.9% in the fourth quarter of 2007, as compared to the same period in 2006. Growth in these markets was partially offset by comparable period revenue declines in our Orlando, Miami, Tampa, Jacksonville and Richmond markets. National revenues were down 8.9% compared to the fourth quarter of 2006 due to continued overall weakness in national advertising. Other revenues increased 14.2% as compared to the fourth quarter of 2006, primarily due to a 15.4% increase in non-traditional revenues and an 11.3% increase in Internet revenues during the comparable period. Non-traditional revenues include revenues from community events and sponsorships.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $1.8 million, or 8.2% as compared to the fourth quarter of 2006. This increase was the result of $0.4 million of additional pension expense, primarily related to expanded employee participation in Cox Enterprises’ defined benefit pension plan, as well as additional costs associated with programming talent and programming rights.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses increased $1.2 million, or 2.9% as compared to the fourth quarter of 2006. This increase was the result of $0.5 million of additional pension expense, primarily related to expanded employee participation in Cox Enterprises’ defined benefit pension plan. Additionally, expenses increased $0.5 million over the prior year quarter due to additional performance units and stock-based compensation awarded in the first quarter of 2007.

Corporate general and administrative expenses increased $0.1 million, or 2.1% as compared to the fourth quarter of 2006. This change, as well as changes in depreciation and amortization and other operating expenses, net, were not material to our overall operating results or financial condition.

Our operating loss for the fourth quarter of 2007 was $77.8 million compared to an operating loss of $136.0 million for the fourth quarter of 2006. Both quarters were adversely affected by non-cash write-downs of impaired intangible assets. During the fourth quarter of 2007, we recorded a $117.1 million non-cash impairment charge to reduce the carrying value of intangible assets in our Birmingham, Greenville, Honolulu, Houston, Jacksonville, Louisville, Richmond, Southern Connecticut and Tulsa markets to their estimated fair values. During the fourth quarter of 2006, we recorded a $176.3 million non-cash impairment charge in order to reduce the carrying value of intangible assets in our Birmingham, Greenville, Houston, Louisville and Richmond markets to their estimated fair values.

Interest expense during the fourth quarter of 2007 decreased 17.6% from the fourth quarter of 2006. This decrease was the result of lower overall outstanding debt and a slightly lower borrowing rate. The average interest rate on our credit facility was 5.7% and 6.0% during the fourth quarter of 2007 and 2006, respectively.

Income tax benefit decreased approximately $23.8 million in the fourth quarter of 2007, as compared to the fourth quarter of 2006. The change in income tax benefit was primarily attributable to the increase in income during 2007. Our overall effective tax rate was 36.7% for the fourth quarter of 2007 and 38.0% for the fourth quarter of 2006.

Our net loss for the fourth quarter of 2007 was $52.1 million, compared to a net loss of $88.0 million for the fourth quarter of 2006. This change was primarily attributable to the lower non-cash impairment charge, on a net of tax basis, as described above.

Operating Results – Full Year 2007

Net revenues for 2007 increased to $444.9 million, an increase of 1.0% compared to 2006. Local revenues for 2007 increased 1.6% as compared to 2006 due to strength in our Atlanta, Birmingham and Greenville markets. Local revenues in Atlanta, our largest market, were up 11.2% in 2007 as compared to 2006. Growth in these markets was partially offset by year-over-year revenue declines in our Orlando, Tampa, San Antonio, Jacksonville and Dayton markets. National revenues decreased 4.3% from the prior year due to continued overall weakness in national advertising. However, national revenues in our Orlando and Birmingham markets were up over the prior year. Other revenues increased 10.7% compared to 2006, primarily due to a 20.4% increase in Internet revenues during that same period. Increased Internet revenues are a result of our continued focus on growing this revenue stream.

Cost of services increased 8.9%, or $7.7 million, as compared to 2006. This increase was the result of a $2.1 million increase in pension expense, primarily related to expanded employee participation in Cox Enterprises’ defined benefit pension plan, as well as additional costs associated with programming talent and programming rights.

Selling, general and administrative expenses increased 2.9%, or $5.0 million as compared to 2006. This increase was partially attributable to expenses related to additional performance units and stock-based compensation awarded in the first quarter of 2007. Compensation expense for these awards is recognized as they vest. Additionally, there was a $3.2 million increase in pension expense, primarily related to expanded employee participation in Cox Enterprises’ defined benefit pension plan.

Corporate general and administrative expenses increased $0.4 million as compared to 2006 due to additional compensation expense related to performance units and stock-based compensation awarded to corporate personnel in the first quarter of 2007. Changes in depreciation and amortization and other operating expenses, net, were not material to our overall operating results or financial condition.

Operating income for 2007 was $25.6 million, as compared to a $25.5 million operating loss for 2006. The increase over the prior year was due to the $117.1 million non-cash impairment charge in 2007, as compared to a similar charge of $176.3 million in 2006, each as discussed above.

Interest expense decreased 16.8% or $4.3 million over the prior year. This decrease in interest expense was the result of lower overall outstanding debt. The average rate on our credit facility was 6.0% during 2007 and 5.9% during 2006.

Income tax expense increased $30.3 million to $3.9 million in 2007. The change in income tax expense was primarily attributable to the increase in income during 2007, changes in certain effective tax rates and adjustments for the actual or expected resolution of certain income tax audits.

Our net income for 2007 was $1.9 million, compared to a net loss of $24.4 million for 2006, primarily due to a lower non-cash impairment charge in 2007.

Other Matters

In January 2005, we acquired an option to purchase five radio stations serving the Athens, Georgia market. In January 2008, we exercised this option, and in February 2008, we entered into a definitive asset purchase agreement to acquire the original five radio stations subject to the option and an additional station in Washington, Georgia. The aggregate $60 million purchase price for the stations is reduced by the $12 million we previously paid to the sellers and is subject to other customary closing adjustments. Pending regulatory approvals, we expect to close the acquisition in the second quarter of 2008.

As of December 31, 2007, Cox Radio’s Board of Directors had authorized two share repurchase programs through which Cox Radio, from time to time, may repurchase shares of its Class A common stock in the open market or through privately negotiated transactions, with the amount and timing of repurchases to be determined by the company’s management. The original $100 million program was authorized on August 24, 2005, and final purchases under this program were made in August 2007. The second $100 million program was authorized on May 16, 2007. Repurchased shares are held in treasury, and we may commence, suspend or terminate repurchases at any time, without prior notice, depending on market conditions and various other factors.

During the fourth quarter of 2007, we repurchased 3.2 million shares of common stock for an aggregate purchase price of approximately $39.3 million, including commissions and fees. As of December 31, 2007, we had purchased a total of approximately 11.3 million shares under the two programs for an aggregate purchase price of approximately $152.6 million, including commissions and fees, at an average price of $13.47 per share. Approximately $47.4 million remained authorized under the second program as of December 31, 2007.

Additionally, as of March 3, 2008, the Executive Committee of Cox Radio’s Board of Directors authorized a third $100 million share repurchase program. The amount and timing of repurchases will be determined by company’s management and repurchased shares will be held in treasury. The newly authorized plan has no expiration date, and we may commence, suspend or terminate repurchases at any time without prior notice. Cox Radio does not intend to make repurchases under the new program until the current repurchase program is complete.

Cox Radio is one of the largest radio companies in the United States based on revenues. Upon the completion of all announced transactions, Cox Radio will own, operate or provide sales or marketing services for 86 stations (71 FM and 15 AM) clustered in 19 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Wednesday, March 5th at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2854 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, March 12, 2008, which can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (Int’l), passcode 31914114. The webcast will also be archived on our website for 30 days.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission, including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2006. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Dru Ortega
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	Ortega@braincomm.com

Consolidated Statements of Income - Unaudited

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net revenues:
Local	$79,934	$77,680	$313,196	$308,279
National	23,622	25,934	93,826	98,030
Other	10,776	9,434	37,830	34,159

Total revenues	114,332	113,048	444,852	440,468
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	24,295	22,457	94,120	86,440
Selling, general and administrative	43,738	42,498	176,364	171,366
Corporate general and administrative	4,244	4,155	20,287	19,869
Depreciation and amortization	2,702	3,171	11,169	11,195
Impairment of intangible assets	117,134	176,333	117,134	176,333
Other operating expenses, net	25	426	191	794

Operating (loss) income	(77,806)	(135,992)	25,587	(25,529)
Other income (expense):
Interest expense	(4,972)	(6,037)	(21,091)	(25,345)
Other items, net	500	1	1,291	2

(Loss) income before income taxes	(82,278)	(142,028)	5,787	(50,872)

Current income tax expense	7,248	8,721	28,390	25,535
Deferred income tax benefit	(37,410)	(62,700)	(24,470)	(51,960)

Total income tax (benefit) expense	(30,162)	(53,979)	3,920	(26,425)

Net (loss) income	$(52,116)	$(88,049)	$1,867	$(24,447)

Net (loss) income per share - basic
Net (loss) income per common share	$(0.57)	$(0.93)	$0.02	$(0.25)

Net (loss) income per share - diluted
Net (loss) income per common share	$(0.57)	$(0.93)	$0.02	$(0.25)

Weighted average basic common shares outstanding	91,610	95,076	93,915	96,012

Weighted average diluted common shares outstanding	91,610	95,076	94,513	96,012

Selected Balance Sheet Data - Unaudited

(In thousands)

	December 31, 2007	December 31, 2006
Cash	$2,009	$4,381
Amounts due (to) from Cox Enterprises, Inc.	(16,602)	1,980
Total assets	1,997,364	2,117,917
Long-term debt(1)	320,000	380,000
Total liabilities	843,124	899,878
Total shareholders’ equity	1,154,240	1,218,039

(1)	Consists of amounts borrowed under our revolving credit facility that currently expires in July 2011.

Supplemental Cash Flow Disclosures - Unaudited

(In thousands)

	Twelve Months Ended December 31,
	2007	2006
Net cash provided by operating activities	$122,532	$108,971
Net cash used in investing activities	(14,721)	(30,030)
Net cash used in financing activities	(110,183)	(78,015)
Capital expenditures	9,420	11,537
Cash paid during the period for interest	21,453	31,132
Cash paid during the period for income taxes	27,637	24,517

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•

Station operating income is operating income or loss excluding other operating expenses, net, certain non-recurring items, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income or loss plus other operating income or expenses, net, depreciation and amortization and non-cash compensation expense, less capital expenditures and deferred income tax benefit, and adjusted for other items, net, and non-recurring items.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands)
Operating (loss) income	$(77,806)	$(135,992)	$25,587	$(25,529)
Adjustments:
Other operating expenses, net	25	426	191	794
Non-recurring item:
Impairment of intangible assets	117,134	176,333	117,134	176,333
Depreciation and amortization	2,702	3,171	11,169	11,195
Non-cash compensation expense	141	(802)	6,528	4,618
Corporate general and administrative (excludes less than $0.1 and ($0.3) million of non-cash compensation expense for the three months ended December 31, 2007 and 2006, respectively, and $2.0 and $1.5 million of non-cash compensation expense for the twelve months ended December 31, 2007 and 2006, respectively; these amounts are included in non-cash compensation expense presented above)	4,231	4,441	18,313	18,328

Station operating income	$46,427	$47,577	$178,922	$185,739

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands)
Net (loss) income	$(52,116)	$(88,049)	$1,867	$(24,447)
Adjustments:
Deferred income tax benefit	(37,410)	(62,700)	(24,470)	(51,960)
Other items, net	(500)	(1)	(1,291)	(2)
Other operating expenses, net	25	426	191	794
Depreciation and amortization	2,702	3,171	11,169	11,195
Non-cash compensation expense	141	(802)	6,528	4,618
Capital expenditures	(2,315)	(3,007)	(9,420)	(11,537)
Non-recurring items:
Impairment of intangible assets	117,134	176,333	117,134	176,333
Proceeds from insurance recovery	—	—	1,950	—

Free cash flow	$27,661	$25,371	$103,658	$104,994